Exhibit 10.2

WINN-DIXIE STORES, INC.

EQUITY INCENTIVE PLAN

FORM OF NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT is made by and between WINN-DIXIE STORES, INC., a Florida corporation (the “Company”), and                     , (“Optionee”), as of             , 200_.

RECITALS

A. The Company has adopted and approved the Winn-Dixie Stores, Inc. Equity Incentive Plan (the “Plan”), a copy of which is attached to this Agreement; and

B. The Committee appointed to administer the Plan has determined that Optionee is eligible to participate in the Plan and that it would be to the advantage and best interest of the Company and its stockholders to grant the Option provided for herein to Optionee; and

C. This Agreement is prepared in conjunction with and under the terms of the Plan. Terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan; and

D. Optionee has accepted the grant of the Option and agreed to the terms and conditions hereinafter stated.

NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS AND OF THE PROMISES AND CONDITIONS HEREIN CONTAINED, IT IS AGREED AS FOLLOWS:

ARTICLE I

GRANT OF OPTION

Section 1.1 - Grant of Option.

Subject to the provisions of this Agreement and the provisions of the Plan, the Company has granted effective [INSERT GRANT DATE] (the “Effective Date”) to Optionee the right and option to purchase all or any part of [INSERT NUMBER OF SHARES] shares of the Company’s common stock, par value $.001 per share (“Stock”). The Option granted pursuant to this Agreement is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

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Section 1.2 - Exercise Price.

The exercise price of the Option for each share of Stock subject to the Option shall be equal to $[•] per share of Stock subject to the Option.

ARTICLE II

VESTING AND EXERCISABILITY

Section 2.1 - Vesting and Exercisability.

(a) Vesting Schedule. Except as otherwise provided herein or in the Plan, the Option shall become 100 percent vested on June 30, 200_, if Optionee has continuously provided services to the Company, a Subsidiary or Affiliate or has been continuously employed by the Company, a Subsidiary or Affiliate until such date. Prior to becoming 100 percent vested, the Option shall become exercisable in three cumulative installments as follows and shall remain exercisable until the seventh anniversary of the date of grant (the “Option Term”), subject to the forfeiture provisions set forth in Section 2.2(a):

%	Number of Shares	Date First Available For Exercise
33%	[ ]	[June 30, 200_]

33%	[ ]	[June 30, 200_]

34%	[ ]	[June 30, 200_]

(b) Accelerated Vesting. If during the Option Term a Change in Control occurs, the Option shall become 100 percent vested and exercisable (regardless of the extent to which such Option was then vested) as of the date of such Change in Control, notwithstanding any other provisions of the Plan or this Agreement.

(c) Post-Termination Vesting. If during the Option Term the Optionee’s employment or service terminates as a result the Company’s termination of the Optionee without Cause (other than as a result of death or Disability) or the Optionee’s resignation for Good Reason and the Optionee continues to comply with Section 4.3 of this Agreement, the Option shall continue to vest pursuant to Section 2.1(a) following the date of such termination of the Optionee’s employment or service, and the Optionee shall have the remainder of the Option Term to exercise such Option. For purposes of this Agreement, “Disability” means (i) the Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or (iii) the Grantee’s inability due to any physical or mental impairment to perform his substantial job functions for a period of 180 days during any 365 day period. For purposes of this Agreement, Grantee shall have the right to resign his employment for “Good Reason” if any of the following events occur without the Grantee’s consent: (i) a reduction by the Company of Grantee’s base salary or bonus opportunity, other than in connection with any across-the-board reduction of base salaries or target bonus opportunities of senior executives of the Company; (ii) the failure of the acquirer of all or substantially all of the assets of the Company to assume this Agreement if the Company is to be liquidated within a reasonable period of time following such acquisition; or (iii) a material diminution in the Grantee’s duties or responsibilities.

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Section 2.2 - Expiration of Option.

(a) Except as set forth herein or in subsections (b), (c), (d) or (e) below, an Option may not be exercised unless the Optionee is then in the employ of, maintains an independent contractor relationship with, or is a director of, the Company or a Subsidiary (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Optionee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of the Option.

(b) If the Optionee’s employment or service terminates as a result of death or Disability, the portions of the Option that are exercisable as of the date of such termination of employment or service shall remain exercisable until the earlier of (i) one (1) year following the date of such termination of employment or service and (ii) expiration of the Option Term and shall thereafter terminate. All additional portions of the Option which are not exercisable as of the date of such termination of employment or service shall terminate upon the date of such termination of employment or service.

(c) If the Optionee’s employment or service is terminated for Cause, the Option (whether or not then vested) shall terminate on the date of the Optionee’s termination of employment or service.

(d) If the Optionee’s employment or service with the Company and its Subsidiaries terminates other than as described in Sections 2.1(c) or Sections 2.2(b) and (c) above, the portions of the Option that are exercisable as of the date of such termination of employment or service shall remain exercisable until the earlier of (i) 90 days following the date of such termination of employment or service and (ii) expiration of the Option Term and shall thereafter terminate. All additional portions of the Option which are not exercisable as of the date of such termination of employment or service shall terminate upon the date of such termination of employment or service.

ARTICLE III

EXERCISE OF OPTION

Section 3.1 - Manner of Exercise.

(a) The Option, to the extent then vested and exercisable, shall be exercisable by delivery to the Company of a written notice stating the number of shares as to which the Option is exercised pursuant to this Agreement and a designation of the method of payment of the exercise price with respect to Stock to be purchased. An Option may not be exercised for less than 100 shares of Stock (or the number of remaining shares of Stock subject to the Option if less than 100).

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(b) The exercise price of the Option, or portion thereof, with respect to Stock to be purchased, shall be paid in full at the time of exercise; payment may be made in cash, which may be paid by check, or other instrument or in any other manner acceptable to the Committee. In addition, any amount necessary to satisfy applicable federal, state or local tax requirements shall be paid promptly upon notification of the amount due. The Committee may permit, in its sole discretion, such amount to be paid in Stock previously owned by the employee, or a portion of Stock that otherwise would be distributed to such employee upon exercise of the Option, or a combination of cash and such Stock.

ARTICLE IV

MISCELLANEOUS

Section 4.1 - Transferability of Option.

Unless the Committee determines otherwise, the Option is nontransferable except by will or the laws of descent and distribution.

Section 4.2 - Taxes and Withholdings.

Not later than the date of exercise of the Option granted hereunder, Optionee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option. The Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to Optionee federal, state, and local taxes of any kind required by law to be withheld upon the exercise of such Option.

Section 4.3 - Restrictive Covenants.

If the Optionee engages in any conduct in breach of any noncompetition, nonsolicitation or confidentiality obligations to the Company under any agreement, policy or plan, then such conduct shall also be deemed to be a breach of the terms of the Plan and this Agreement. Upon such breach, all portions of the Option which are not then exercisable shall be cancelled and shall terminate.

Section 4.4 - Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Optionee and the Optionee’s legal representative in respect of any questions arising under the Plan or this Agreement.

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Section 4.5 - Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at 5050 Edgewood Court, Jacksonville, Florida 32254-3699, Attention: Corporate Secretary, and to Optionee at the address set forth below or at such other address as either party may hereafter designate in writing to the other by like notice.

Section 4.6 - Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

Section 4.7 - Conflicts and Interpretations.

In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.

Section 4.8 - Amendment.

This Agreement may not be amended in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and Optionee has hereunto set Optionee’s hand.

WINN-DIXIE STORES, INC.

BY:

[GRANTEE’S NAME]
[ ]

Address